EXHIBIT 99.1

For Immediate Release

PARLUX FRAGRANCES, INC. COMPLETES AGREEMENT

FOR $20 MILLION CREDIT FACILITY

FORT LAUDERDALE, FL (June 28, 2010) --- Parlux Fragrances, Inc. (PARL: NASDAQ) announced that it successfully completed an agreement with GE Capital Corporate Finance for a two-year $20 million senior secured revolving credit facility.

The asset based credit facility will be used for general working capital requirements, including new licenses, and to strengthen the Company’s ability to meet seasonal requirements.

Frederick E. Purches, Chairman and CEO, said, “GE Capital is an outstanding financial organization and we are pleased by their confidence.  Although we currently have in excess of $10 million in cash and no bank debt, the availability of this facility provides additional support to fund our planned growth.”  Mr. Purches added, “I believe GE Capital’s involvement with Parlux will be most beneficial and look forward to working closely with them.”

Conference Call

The Company will hold a conference call on Wednesday, June 30, 2010, at 9:00 a.m. (EST) to discuss the Company’s year-end results and to provide additional outlook on the next quarter.  To participate, please call Toll Free: 800-862-9098 or International: 785-424-1051.  A digital replay of the conference call will be available from Wednesday, June 30, 2010, after 3:00 p.m., until midnight July 7, 2010.  To access the rebroadcast, Toll Free: 800-283-4641 or International: 402-220-0851.

ABOUT PARLUX FRAGRANCES, INC.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, and compliance with the covenants in its credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116
Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com